UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2010

RECOVERY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

888) 887-4449
(Registrant's telephone number, including area code)

Universal Holdings, Inc.
PO Box 8851, Rocky Mount, NC 27804
(252) 407-7782
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03   Entry into a Material Definitive Agreement.

On May 15, 2010 the Company entered into a purchase agreement with Edward Mike Davis, L.L.C. and Spottie, Inc. for the purchase of certain oil and gas interests in approximately 60,000 acres located in Banner and Kimball Counties, Nebraska and Laramie and Goshen Counties, Wyoming. The purchase price consists of $20,000,000 and 2,000,000 shares of the Company's common stock if the Company delivers the purchase price by May 21, 2010 at 5:00 p.m. If the Company is unable to deliver the purchase price to sellers by May 21, 20l0 at 5:00 p.m., then sellers shall have the right but not the obligation to extend the purchase agreement on the following terms: (1) the shares shall increase to 3,000,000 shares of the Company's common stock, (2) the Company shall deliver the 3,000,000 non-refundable shares to sellers by May 21, 2010 at 5:00 p.m. and (3) the Company shall deliver the $20,000,000 by wire transfer to sellers as soon as it raises such funds from any source except proceeds of production, but in no event later than June 30, 2010 at 5:00 p.m.  If the sellers elect to extend this agreement and the Company fails to deliver the $20,000,000 by June 30, 2010, or if the acquisition otherwise fails to occur through no fault of sellers, sellers shall retain the shares. The purchase agreement will be effective as of the date that the Company delivers the purchase price to sellers.   The purchase agreement is filed as an exhibit hereto.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Purchase Agreement with Edward Mike Davis, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: May 20, 2010	By:	/s/ Jeffrey A. Beunier
Jeffrey A. Beunier
Chief Financial Officer